UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 19, 2007

TARGET LOGISTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29754	11-3309110
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

500 Harborview Drive, Third Floor, Baltimore, Maryland, 21230
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (410) 332-1598

Inapplicable
(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.	Entry into a Material Definitive Agreement.

On March 19, 2007, Target Logistic Services, Inc. (“Target”), a wholly-owned subsidiary of Target Logistics, Inc. (the “Registrant”), entered into a $20 million revolving line of credit agreement with Wells Fargo Bank, National Association (“Wells Fargo”). The new credit facility replaces Target’s existing $15 million line of credit with GMAC Commercial Finance LLC.

Under the new Wells Fargo credit facility, Target may borrow up to $20 million limited to 80% of the Company’s aggregate outstanding eligible accounts receivable. If borrowings do not exceed $5 million, then the facility is not restricted by eligible accounts receivable. Target may select a prime rate or LIBOR based interest rate. Interest on the new credit facility will be adjusted quarterly based on the ratio of Target’s total liabilities to tangible net worth, and will range from 0.5% below Wells Fargo’s prime rate to Wells Fargo’s prime rate, or from LIBOR plus 1.25% to LIBOR plus 1.75%. Target’s obligations under the new facility are secured by all of the assets of Target, and are guaranteed by the Registrant. The new credit facility will expire on March 1, 2010.

Item 1.02.	Termination of a Material Definitive Agreement.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed herewith:

Exhibit No.
99.1  Press Release dated March 20, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TARGET LOGISTICS, INC. (Registrant)

Date: March 22, 2007	By:	/s/ Stuart Hettleman
Stuart Hettleman
President